Exhibit 10.4
EMPLOYMENT AGREEMENT
     THIS AGREEMENT made and entered into this 2nd day of October, 2000 by and between JOHN E. HASKELL, residing at 8400 Pewter Lane, Manlius, New York 13104 (the “Employee”) and BAILEY & HASKELL ASSOCIATES, INC. (formerly known as Oneida Associates, Inc.), a New York Corporation with its principal office at 131 Main Street, Oneida, New York (the “Corporation”).
RECITALS
     WHEREAS, Corporation is a subsidiary of The Oneida Savings Bank (“Bank”), subsequent to acquisition by the Bank of certain assets and the assumption of certain liabilities of the corporation formerly known as Bailey & Haskell Associates, Inc. (the “Selling Company”) pursuant to an Agreement dated as of October 2, 2000, between the Bank and the Selling Company;
     WHEREAS, Corporation is engaged in the conduct of general insurance brokerage business in all lines of insurance and acts as an “agency” for the placement and servicing of life, general property and casualty insurance risks; and
     WHEREAS, Employee was employed by the Selling Company and has considerable experience and expertise in the insurance business in the central New York market area; and
     WHEREAS, Corporation desires to obtain the services, skills and experience of Employee and Employee desires to render services on behalf of Corporation under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein, it is agreed by and between the parties as follows:

     1. EMPLOYMENT.
          Corporation hereby employs Employee as an officer of the Corporation, and Employee hereby accepts such employment with Corporation and agrees to serve upon the terms and conditions hereinafter set forth. The Employee shall render administrative, management, and production services as are customarily performed by persons situated in similar capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time, and as are set forth in Paragraph 4 hereof.
     2. TERM.
          The term of this Agreement shall be for a period of five (5) years commencing as of October 1, 2000, at 12:01 a.m. (“Commencement Date”), unless Employee’s employment terminates prior thereto, as provided in Paragraphs 6 and 7. Thereafter, this Agreement shall be renewed automatically for successive periods of one (1) year unless either party shall give the other at least sixty (60) days prior written notice of its intent not to renew, whereupon it shall terminate as of the expiration of the then existing term. Any renewal terms shall also be subject to termination as provided in Paragraph 6 and 7.
     3. COMPENSATION.
          3.1. Base Salary. The Corporation agrees to pay the Employee during the term of this Agreement a salary of not less than that set forth in Exhibit A annexed hereto, (“Base Salary”), payable in accordance with the normal payroll practices of the Corporation. All amounts received by Employee as compensation shall be subject to federal, state and local tax withholding by the Corporation. The Base Salary shall be paid at the same time as salary is paid to other employees of the Corporation. The amount of the Employees Base Salary shall be reviewed by the Board of Directors, on an annual basis, but may not be reduced below that set forth in such Exhibit A. Adjustments in Base Salary or other compensation shall not limit or reduce any other obligation of the Corporation under this Agreement. Except as set forth in Paragraph 3.2, the Corporation shall have no further obligation to the Employee for compensation after termination of employment. Employee shall be entitled to receive only that portion of such compensation due Employee for services rendered if employment is terminated under Paragraphs 6 or 7.
          3.2 Additional Compensation. In the event that the Corporation or any subsidiary or affiliate thereof shall acquire the stock or assets of any other companies providing retail and wholesale insurance agency and brokerage services (“Target Agency”) during the term of this Agreement, the acquisition of which shall be subject to the usual and customary review and approval process of the board of directors of the Corporation, the approval or disapproval of which shall be in the sole discretion of said board, the following incentives will accrue and be paid to the Employee in the manner set forth herein:
               i. A bonus equal to five percent (5%) of the consideration paid to the Target Agency or its shareholders for such acquisition where the Employee identified the Target Agency and materially assisted in the consummation of the acquisition; and
               ii. A bonus equal to twenty-five percent (25%) of the increase in the “Target Revenue”, as defined below, over that generated by the Target Agency during the fiscal year most recently completed by the Target Agency prior to the date of acquisition for each of the two (2) fiscal years subsequent to such acquisition. “Target Revenue” is defined as the sum of: (A) all commissions (e.g., property, casualty, group, life, etc.) and fees, in lieu of and/or in addition to commissions; less (B) commissions, fees, bonuses or similar income paid or retained by independent contractors (brokers). Target Revenue specifically excludes interest or similar income.
               iii. Acknowledging that the Corporation is entering into an employment agreement with John W. Bailey upon the same terms and conditions as set forth herein, notwithstanding anything contained herein to the contrary, in no event shall the Corporation be responsible to the Employee and John W. Bailey in an aggregate of in excess of one times the bonuses referenced above, it being acknowledged that, absent an agreement between the Employee and John W. Bailey to the contrary, the fee payable under Section 3.2(i) above shall be payable to one or the other and the bonus payable pursuant to Section 3.2(ii) shall be divided equally between the Employee and John W. Bailey if earned by both unless one is not eligible under 3.2(v) below in which case the remaining person (John W. Bailey or Employee) will be entitled to one hundred percent (100%) of the bonus calculated pursuant to Paragraph 3.2(ii).
               iv. The calculation of the sums due and the payment thereof shall be completed and made within ninety (90) days of the end of the fiscal year to which such payment relates.
               v. Notwithstanding anything contained herein to the contrary, the Employee shall not be entitled to a bonus under Section 3.2(i) unless the Employee is employed by the Corporation on the date of the closing of the acquisition of the Target Agency and shall not be entitled to a bonus payable pursuant to Section 3.2(ii) unless the Employee has been continuously employed through the end of the fiscal year for which a bonus would be paid based upon the Target Revenue of the Target Agency. Provided the Employee is not in material breach of this Agreement, the termination of the Employee’s employment subsequent to the closing of the acquisition of the Target Agency or subsequent to the end of a fiscal year for which a bonus, based upon the Target Revenue of the Target Agency, is computed, but prior to such payment, shall not affect the Employee’s right to receive such payment.
          3.3 Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the Corporation, provided that the Employee accounts for such expenses as required under such policies and procedures.
          3.4. Benefits. The Employee shall participate in such plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof as shall be determined in the discretion of the Board of Directors which benefit plans and programs may be modified from time to time in the discretion of the Board of Directors; provided, however, the benefits set forth and described in Exhibit B attached shall be provided permanently and continuously unless changed by agreement in writing executed by Employee and Corporation.
          3.5. Vacation. The Employee shall be entitled to annual paid vacation as is set forth on the attached Exhibit C.
     4. DUTIES AND RESPONSIBILITIES.
          4.1. So long as he is employed hereunder, Employee agrees to sell and service insurance and such other financial services and products as the Corporation may from time to time sell in the manner described in Subparagraph 4.3 and shall perform those types of services associated with current account production responsibility and any other duties assigned by Corporation, including, but not limited to, appropriate activities to maintain and improve Corporation’s reputation in the community and the insurance industry. Employee shall perform all duties in accordance with Corporation standards and guidelines.
          4.2. All funds, included but not limited to, premiums, fees and charges on all insurance and all other financial services and products business transacted through the efforts of Employee shall be invoiced to the insured or purchaser by Corporation or any insurance company it represents. All checks or bank drafts received by the Employee from an insured purchaser shall be made payable to Corporation or any insurance company it represents; and all premiums shall be collected by Employee in name of and on behalf of Corporation.
          4.3. Except as otherwise provided herein, so long as Employee is employed hereunder, Employee shall faithfully execute, to the best of his ability, the duties set forth in Paragraphs 1 and 4 and devote his full attention and use his ability and influence to promote its success. The foregoing is not intended to restrict the passive investment activities of Employee. All insurance business transacted through the efforts of Employee shall be the sole property of Corporation and Employee shall have no right to share in any commission resulting from such business, except as may be specifically provided hereby.
     5. DISABILITY.
          Determination of disability and payment of salary and other benefits during the period thereof shall be pursuant to the policy of the Corporation as established from time to time by the Board of Directors as more fully set forth in Paragraph 3.4 hereof.
     6. TERMINATION.
          This Agreement shall terminate upon the occurrence of any of the following:
          (a) The death of the Employee;
          (b) The disability of the Employee which renders him unable to perform his duties hereunder for a period of at least twenty-four (24) months. For purposes hereof, the Employee shall be deemed to be disabled when any insurance carrier carrying disability income insurance for the Employee shall determine under its policy that the Employee is totally disabled;
          (c) The written agreement of the parties hereto;
          (d) Pursuant to the provisions regarding notice and term set forth in Paragraph 2;
          (e) Termination for Cause. Corporation shall have the right to terminate this Agreement upon five days prior written notice, in the event Corporation discharges Employee for “Cause.” For purpose of this Agreement, “Cause” shall mean, (i) Employee’s insurance agent or broker license shall have been revoked or suspended by the State of New York, (ii) Employee is convicted of, pleads guilty to, any act of fraud, misappropriation or embezzlement or to any felony, (iii) Employee has engaged in a dishonest act to the damage or detriment of Corporation or (iv) Employee otherwise fails to comply with the terms of this Agreement and, after written notice from Corporation of such failure, Employee at any time thereafter again fails to comply with such terms. Upon receipt of written notice hereunder, Employee shall cease rendering services on behalf of Corporation and shall have no authority to bind the Corporation as a result of any subsequent actions.
     7. EFFECT OF TERMINATION.
          (a) As of the effective date of the termination of this Agreement, the Corporation shall have no further obligation to pay any farther salary to the Employee hereunder (except the annual salary shall be prorated to the date of termination) or any other benefits hereunder (except as may otherwise be provided in Exhibit B), other than the additional compensation referred to in Paragraph 3.2, and the Employee shall have no further obligation to perform his duties and responsibilities hereunder, other than the covenant not to compete contained in Paragraph 8 hereof.

          (b) Employee acknowledges and agrees that all client accounts are owned by Corporation and all accounts obtained by Employee during his or her employment shall be Corporation accounts and all expiration lists, renewals, customer lists and records related thereto are and shall be the sole property of Corporation. Upon termination of Employee’s employment, for any reason whatsoever, with or without Cause, such customer accounts, expiration lists, renewals, customer lists and records shall continue to remain the property of Corporation.
8.	COVENANTS AGAINST DISCLOSURE OF SECRET AND/OR CONFIDENTIAL INFORMATION AND COMPETITION.
          Employee represents and acknowledges that in the course of his or her employment with Corporation he or she will become familiar with secret and/or confidential information of Corporation including the secret and/or confidential information of Corporation affiliates or subsidiaries (hereinafter referred to as “Affiliates”), including, but not limited to, lists of agents, brokers and policyholders, expiration and renewal dates, inspection and credit reports, other insurance data on various risks written by Corporation or said Affiliates, all of which secret and/or confidential information is hereby acknowledged by Employee to be the exclusive property of Corporation and its Affiliates, and is hereinafter referred to as “secret and/or confidential information,” and therefore, Employee hereby covenants and agrees as follows:
          (a) He or she shall not, during the period of his or her employment by Corporation or at any time thereafter, disclose to any person, firm or corporation, nor shall he or she use for any purpose whatsoever, except as directed by Corporation or disclosed in the ordinary course of business of Corporation, any of the secret and/or confidential information.
          (b) Upon the termination, for any cause whatsoever, of his or her employment by Corporation, Employee shall return and deliver forthwith to Corporation any and all papers,

books, records, documents, memoranda and manuals, including copies thereof, belonging to Corporation or its Affiliates; further, he or she shall not retain or remove any secret and confidential information of any type or description without the express written consent of Corporation.
          (c) In the event of the termination of his or her employment for Cause, or in the event of the voluntary termination of employment by the Employee, Employee covenants and agrees that he or she will not for a period of three (3) years from the date of such termination (the “Noncompete Period”), directly or indirectly, in any manner whatsoever, or in any way transact insurance, financial products and/or services business in the three counties of Central New York (Madison, Oneida, and Onondaga counties) or directly or indirectly solicit or accept as a customer for the purpose of selling any type of insurance or financial products or services, any person, corporation, limited liability company, municipality and/or any other person or entity who was a customer of the Corporation at the time of termination during the Noncompete Period set forth in this subsection. For purposes of this subsection, the term “insurance financial products or services business” is defined as any such business that Corporation and/or Affiliates is writing, procuring or negotiating at the time of Employee’s termination.
          (d) If a judicial determination is made that any of the provisions of this Paragraph 8 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Paragraph 8 shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to alter the substantive and geographic scope, sever any prohibited business activities from the coverage of this Paragraph 8, to reduce the duration of the Noncompete Period and to apply the provisions of this Paragraph 8 to the remaining business activities not to be so altered or severed by such judicial authority and to the duration of the Noncompete Period as reduced by judicial determination.
          (e) Any breach or threatened breach by Employee of paragraphs (a), (b) and/or (c) of this Paragraph 8 will irreparably injure Corporation and that any remedy at law for any breach or threatened breach by Employee of the provisions contained in paragraphs (a), (b) and/or (c) of this Paragraph 8 shall be inadequate, and that the Corporation shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity. Employee further agrees that the grant of such injunctive relief and the enforcement of the terms of this Agreement shall not deprive him or her of his or her ability to earn a living.
     9. GOVERNING LAW.
          The terms of this Agreement shall be governed by the laws of the State of New York.
     10. NOTICE.
          For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duty given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Corporation at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Corporation, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Corporation.
     11. NON-WAIVER CLAUSE.
          The waiver by either party of any breach of any provision of this Agreement by the other shall not be construed as a waiver of any subsequent breach by the other or as a waiver of any other clause of this Agreement.
     12. ASSIGNMENT.
          This Agreement may not be assigned by the Employee or the Corporation, but it shall inure to the benefit of and shall be binding upon the heirs and legal representatives of the Employee and upon the successors of the Corporation.
     13. ENTIRE AGREEMENT.
          This Agreement contains the entire understanding between the parties concerning the employment of the Employee by the Corporation and may not be changed or terminated except by an agreement in writing signed by both parties.
     14. ARBITRATION.
          In case any disagreement, difference or controversy shall arise between the Employee, is heirs or legal representative, on the one hand, and the Corporation on the other hand, with respect to any matter in relation to or arising out of or under this Agreement, whether as to the construction or operation thereof, or the respective rights and liabilities of the Employee or the Corporation, and the parties to the controversy cannot mutually agree thereon for a period of thirty (30) days, then such disagreement, difference or controversy shall be determined by arbitration as follows: the parties shall mutually agree upon a single arbitrator. If they are unable to agree on a single arbitrator each party shall select an arbitrator. Both of such arbitrators so chosen shall select a third arbitrator. The power hereby given to the arbitrators shall not terminate or be revoked by the death of the Employee and the arbitrators shall proceed with the arbitration notwithstanding such death. Any award made by a majority of the arbitrators shall be final, binding and conclusive upon the parties and those claiming under them. The arbitrators shall have no power to make any award inconsistent with or contrary to the terms and provisions of this Agreement. The costs and expenses of any arbitration shall be borne and paid as the arbitrators shall, by their award, direct.
     15. SEVERABILITY.
          The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. SOURCE OF PAYMENTS.
          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Corporation. The Bank, however, guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if any such amounts and benefits are not timely paid or provided by the Corporation, such amounts and benefits shall be paid or provided by the Bank.

     IN WITNESS WHEREOF, the parties have set their hands and seals on the date first above written.

Bailey & Haskell Associates, Inc.

/s/ James E. Kane		By:	/s/ John Bailey
Witness			Title: CEO

/s/ James E. Kane			/s/ John E. Haskell
Witness			John E. Haskell, Employee

The Oneida Savings Bank
(for purposes of Section 16)

By:	[Signature Illegible]	By:	/s/ Michael R. Kallet
Witness			Title: President

Exhibit A
Employment Agreement
John E. Haskell
Compensation, Paragraph 3.1
Base salary of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00)

Exhibit B
Employment Agreement
John E. Haskell
Compensation, Paragraph 3.4
Additional Benefits
1.	The Employee will be eligible to participate in any Employer health insurance plan then offered to age 65, or until eligible for Medicare, whichever occurs later, participation to be continued irrespective of employment status with the Corporation. While actively employed the Employee will participate in a manner consistent with that available to other active employees of the Corporation, or the Employee may at their option receive a payment from the Employer in an amount consistent with the Employer’s contribution for a health insurance premium on a single life. Following the Employees active employment, the Employee is responsible for the entire health insurance premium for the selected coverage under the plan.

2.	Club memberships, dues and similar privileges relating to general business relations and development will be provided in a manner consistent with other senior executives of the Corporation and Bank, and/or as otherwise determined and approved by the Board of Directors of the Corporation.

Exhibit C
Employment Agreement
John E. Haskell
Compensation, Paragraph 3.5
Ten (10) weeks annual paid vacation

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